Exhibit 77(q)(1)(e)(8)

[ING FUNDS LOGO]


June 14, 2004


ING Funds Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ  85258-2034

Re: Voluntary Expense Limitations

Ladies and Gentlemen:

For the Class A, B, C, I, O and R shares of ING Intermediate Bond Fund (the "Fund"), a series of ING Funds Trust, ING Investments, LLC shall lower its maximum operating expense limit in accordance with the Restated Expense Limitation Agreement between ING Investments, LLC and ING Funds Trust, dated August 1, 2003. The Maximum Operating Expense Limits specified in Schedule A of the Restated Expense Limitation Agreement will be follows:

                       Maximum Operating Expense Limit
                   (as a percentage of average net assets)
                   ---------------------------------------

   Class A       Class B      Class C      Class I      Class O      Class R
   -------       -------      -------      -------      -------      -------
    1.00%         1.75%        1.75%        0.75%        1.00%        1.25%

The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Restated Expense Limitation Agreement shall apply. We are willing to be bound by this Agreement to lower our fee for the period from February 1, 2004 through and including March 31, 2007.


Sincerely,


Michael J. Roland
Executive Vice President


7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000        ING Funds Services, LLC
Scottsdale, AZ 85258-2034       Fax: 480-477-2744
                                www.ingfunds.com